Exhibit (f)(20)(xxxv)

COLLEGE RETIREMENT EQUITIES FUND

(CREF)

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Endorsement to Your CREF Unit-Annuity Certificate

Effective Date: [May 1, 2021]

This endorsement modifies the provisions of your CREF Unit-Annuity Certificate and becomes part of it. Please read this endorsement and attach it to your certificate.

The following change is made to your certificate:

As of the effective date above, the CREF Bond Market Account is renamed the CREF Core Bond Account. Any references to the CREF Bond Market Account are changed to CREF Core Bond Account.

President and Chief Executive Officer

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